Date of Filing: January 28, 2000                               File No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM U5A

                 Filed Under Section 5(a) of the Public Utility
                           Holding Company Act of 1935
                         ------------------------------
                            Dominion Resources, Inc.

         The undersigned holding company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 5(a) of the Public Utility Holding Company Act of 1935 and furnishes the following information as to the registrant and subsidiary companies thereof:

(1)      Exact name of registrant:                     Dominion Resources, Inc.

(2)      Address of Principal Executive Offices:       120 Tredegar Street
                                                       Richmond, VA 23219

(3) Name and address of officers to whom notices and communications should be addressed:

         James F. Stutts
         Vice President and General Counsel
         Dominion Resources, Inc.
         120 Tredegar Street
         Richmond, VA 23219

         with copies to:
         Tia S. Barancik, Esq.                       Norbert Chandler
         LeBoeuf, Lamb, Greene & MacRae, L.L.P.      Consolidated Natural Gas
         125 West 55th Street                        Company
         New York, NY 10019                          CNG Tower
                                                     625 Liberty Avenue
                                                     Pittsburgh, PA 15222-3199

(4) Required information regarding the registrant and each subsidiary company thereof (indented to reflect parent-subsidiary relationships):



Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------
Dominion Resources, Inc.                 Corp.                 VA                   Holding company

   Dominion Resources Capital            Trust                 DE                   Business trust - East Midlands
   Trust I

   Dominion Capital, Inc.                Corp.                 VA                   Financial services/
   (DCI)                                                                            land development

        Catalyst Old River               Part.                 LA                   Electric power production
        Hydroelectric Limited
        Partnership

        Dominion Capital Financial,      Corp                  VA                   Financial services
        Inc.

        Dominion Capital Ventures        Corp                  VA                   Middle market commercial
        Corporation                                                                 lending

            First Dominion Capital,      LLC                   DE                   Middle market commercial
            L.L.C.                                                                  lending

                 First Dominion          LLC                   DE                   Registered broker/dealer
                 Securities, LLC

                 ConStar                 Corp                  DE                   Electrical and network premise
                 International, Inc.                                                wiring company

                 AMCosmetics             Corp.                 DE                   Cosmetics company

        Dominion Financing, Inc.         Corp.                 VA                   Special purpose medium-term
                                                                                    financing subsidiary

        Dominion Land                    Corp.                 VA                   Real estate management
        Management Company

            Bridgeway Management         Corp.                 VA                   Real estate management
            Company

            Dominion Land                Corp.                 VA                   Real estate management
            Management Company -
            Williamsburg

            Old North State              Corp.                 VA                   Real estate management
            Management Company

            Stonehouse Management        Corp.                 VA                   Real estate management
            Company

            Waterford Management         Corp.                 VA                   Real estate management
            Company

        Dominion Lands, Inc.             Corp.                 VA                   Land development

            Chesterfield Land, Inc.      Corp.                 VA                   Land development



                                       -2-



Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

                 Chesterfield Land       Part.                 VA                   Land development
                 Associates

            Chesterfield Land            Part.                 VA                   Land development
            Associates

            Dominion Lands -             Corp.                 VA                   Land development
            Williamsburg, Inc.

                 Governor's Land         Part.                 VA                   Land development
                 Associates

                 Dominion                LLC                   VA                   Licensed construction company
                 Construction
                 Management
                 Company, L.L.C.

                 The Governor's          Corp.                 VA                   Homeowners Association
                 Land Foundation

                 Two Rivers Club at      Corp.                 DE                   Country club
                 The Governor's
                 Land

            Old North, Inc.              Corp.                 VA                   Land development

                 Lake Badin              Part.                 VA                   Land development
                 Associates

                   Uwharrie Point        LLC                   VA                   Construction management
                   Building
                   Company,
                   L.L.C. (formerly
                   known as Old
                   North Builders,
                   L.L.C.)

                   Uwharrie Point        Corp.                 NC                   Homeowners Association
                   Community
                   Association, Inc.

            Stonehouse                   L.L.C.                VA                   Land development
            Development Company,
            LLC

            Widewater Associates         Part.                 VA                   Land development

            Lake Badin Associates        Part.                 VA                   Land development



                                       -3-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

                 Uwharrie Point          LLC                   VA                   Construction management
                 Building Company,
                 L.L.C. (formerly
                 known as Old North
                 Builders, L.L.C.)

                 Uwharrie Point          Corp.                 NC                   Homeowners Association
                 Community
                 Association, Inc.

            Governor's Land              Part.                 VA                   Land development
            Associates

                 Dominion                LLC                   VA                   Licensed construction company
                 Construction
                 Management
                 Company, L.L.C.

                 The Governor's          Corp.                 VA                   Homeowners association
                 Land Foundation

                 Two Rivers Club at      Corp.                 DE                   Country club
                 The Governor's
                 Land

        Dominion Mortgage                Corp.                 VA                   Mortgage services
        Services, Inc.

            America's MoneyLine,         Corp.                 VA                   Direct marketing of home
            Inc.                                                                    mortgages and home equity lines

            Meritech Mortgage            Corp.                 TX                   Services mortgage loans
            Services, Inc.

            Mortgage Finance, Inc.       Corp.                 VA                   Broker/lender service

            Saxon Mortgage, Inc.         Corp.                 VA                   Originates mortgages

                 Saxon Asset             Corp.                 VA                   Special purpose entity for transfer
                 Allocation                                                         of financial assets
                 Corporation

                 Saxon Asset             Corp.                 VA                   Securitization of mortgages and
                 Securities Company                                                 home equity loans

                 Saxon Capital           Corp.                 VA                   Special purpose entity for transfer
                 Corporation                                                        of financial assets

                 Saxon Loan              Corp.                 VA                   Owns loans
                 Investment
                 Corporation

        Dominion Venture                 Corp.                 VA                   Middle market commercial
        Investments, Inc.                                                           lending



                                       -4-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

            Cambrian Capital             Corp.                 DE                   Oil/gas financial lending
            Corporation

                 Triassic Energy         Corp.                 DE                   Oil/gas financial lending
                 Corporation

            Cambrian Capital             Part.                 DE                   Oil/gas financial lending
            Partners, L.P.

                 Triassic Energy         Part.                 DE                   Oil/gas financial lending
                 Partners, L.P.

        Edgen, Inc.                      Corp.                 DE                   Real estate holding company

            H-W Properties, Inc.         Corp.                 DE                   Real estate investment

                 Waterford Harbor        Corp.                 TX                   Homeowners Association
                 Master Association
                 (Main Association)

                   Arbors at             Corp.                 TX                   Homeowners Association
                   Waterford Harbor

                   Waterford Harbor      Corp.                 TX                   Homeowners Association
                   Villas (Sub-
                   Association)

                   Waterford Oaks        Corp.                 TX                   Homeowners Association
                   Homeowners
                   Association
                   Charter
                   #1226490(Sub-
                   Association)

                   Waterford Point       Corp.                 TX                   Homeowners Association
                   Property Owners
                   Association (Sub-
                   Association)

                 Waterford Harbor        Corp.                 TX                   Real estate development
                 Realty, Inc.

        Electronic Lighting, Inc.        Corp.                 DE                   Lighting control systems

        First Source Equity              Corp.                 VA                   Holding company
        Holdings, Inc.

        First Source Financial, Inc.     Corp.                 DE                   Middle market commercial
                                                                                    lending

        FSFI/Dakotah Direct, Inc.        Corp.                 VA                   Holding company

            Dakota Direct II, L.L.C.     LLC                   DE                   Telemarketing company



                                       -5-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

        Louisiana Hydroelectric          Corp.                 VA                   Shell company
        Capital Corporation

        NH Capital, Inc.                 Corp.                 DE                   Owns 50% First Source Financial,
                                                                                    L.L.P.
            First Source Financial,      Part.                 IL                   National finance company
            L.L.P.

                 First Source            L.L.C.                DE                   Special purpose entity
                 Financial CLO
                 (Delaware), L.L.C.

                   First Source          Part.                 Cayman Islands       Special purpose entity
                   Financial
                   (Caymans), L.P.

                 First Source            L.L.C.                Cayman Islands       Special purpose entity
                 Financial, Ltd.

                 First Source            Part.                 Cayman Islands       Special purpose entity
                 Financial
                 (Caymans), L.P.

                 FS Warrant, L.P.        Part.                 DE                   Holds equity and warrants
                                                                                    positions

        OptaCor Financial Services       Corp.                 VA                   Direct mail unsecured consumer
        Company                                                                     loans

        Rincon Securities Inc.           Corp.                 NY                   Investment company

        Shoulders Hill/DCI               Corp.                 VA                   Real estate investment
        Properties, Inc.

        Stanton Associates, Inc.         Corp.                 VA                   Real estate holding company

            Goodman Segar Hogan,         Corp.                 VA                   Real estate company
            Inc.

                 Air Cargo               Part.                 VA                   Operating partnership- real estate
                 Associates

                 Baxter Road             Part.                 VA                   Operating partnership- real estate
                 Associates

                 Denbigh Shopping        Part.                 VA                   Owns 37.5% of Turnbarr
                 Center Associates                                                  Associates

                   Turnbarr              Part.                 VA                   Operating partnership- real estate
                   Associates



                                                         -6-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

                 Goodman Segar           Corp.                 VA                   Operating partnership- real estate
                 Hogan of Orlando
                 Inc.

                 Goodman Segar           Corp.                 VA                   Inactive
                 Hogan of Southern
                 Shopping Center,
                 Inc.

                 Goodman Segar           Corp.                 VA                   Real estate investment
                 Hogan of World
                 Trade Center, Inc.

                   World Trade           Part.                 VA                   Operating partnership - real estate
                   Center Associates,
                   L.P.

                 Historic Towne          Part.                 VA                   Operating partnership- real estate
                 Square Company

                 Hogan Stanton, Inc.     Corp.                 VA                   Real estate investment

                   HS Advisors, Ltd.     Part.                 VA                   Real estate investment

                 Hogan Stanton           Corp.                 VA                   Real estate investment
                 Investments, Inc.

                   HS Advisors II,       Part.                 VA                   Real estate investment
                   Ltd.

                 Hogan Stanton           Corp.                 VA                   Real estate investment
                 Properties, Inc.

                   HS Advisors III,      Part.                 VA                   Real estate investment
                   Ltd.

                 Stanton Associates      Part.                 VA                   Real estate investment
                 One

                   Brown Farm            Part.                 VA                   Operating partnership - real estate
                   Associates

                 Stanton Associates      Part.                 VA                   Real estate investment
                 Two

                   Salem Lakes           Part.                 VA                   Operating partnership- real estate
                   Commercial
                   Associates

        Stonehouse, L.L.C.               LLC                   VA                   Real estate investment

            Stonehouse                   LLC                   VA                   Cable franchise
            Communications, L.L.C.



                                                         -7-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

            Stonehouse Realty            LLC                   VA                   Real estate sales/marketing
            Company, L.L.C.

            The Association at           Corp.                 VA                   Homeowners' association
            Stonehouse, Inc.

        Trilon Dominion Partners,        LLC                   DE                   Venture capital investments
        L.L.C.

            EPL Technologies, Inc.       Corp.                 CO                   Food processing technologies

            InstantVision                Corp.                 PA                   Manufactures/markets vision
                                                                                    correction systems

            NutriCept, Inc.              Corp.                 DE                   Manufacturers and markets a
                                                                                    dietary supplement

            Wilshire Technologies,       Corp.                 CA                   Develops, manufacturers and
            Inc.                                                                    markets medical supplies

        Vidalia Audit, Inc.              Corp.                 VA                   Audit company for hydroelectric
                                                                                    project

        Virginia Financial Ventures,     Corp.                 VA                   Commercial finance
        Inc.

            First Source Financial,      Part.                 IL                   National Finance Company
            L.L.P.

                 First Source            L.L.C.                DE                   Special purpose entity
                 Financial CLO
                 (Delaware), L.L.C.

                 First Source            Part.                 Cayman Islands       Special purpose entity
                 Financial
                 (Caymans), L.P.

                 First Source            L.L.C.                Cayman Islands       Special purpose entity
                 Financial, Ltd.

                 First Source            Part.                 Cayman Islands       Special purpose entity
                 Financial
                 (Caymans), L.P.

                 FS Warrant, L.P.        Part.                 DE                   Holds equity and warrants
                                                                                    positions

        Williams Court/DCI               Corp.                 VA                   Real estate investment
        Properties Inc.

   Dominion Energy, Inc. (DEI)           Corp.                 VA                   Nonutility power production and
                                                                                    oil & gas development

        Caithness BLM Group L.P.         Part.                 NJ                   Geothermal electric generation



                                                         -8-




Name of Company                          Organization          State/Country       Type of Business
--------------------------------         ---------------       ----------------    ---------------------------------

        Caithness Navy II Group          Corp.                 NJ                   Geothermal electric generation
            L.P.

        DEI Cayman Holding               Corp.                 VA                   Holding company
        Company

            Dominion Energy              Corp.                 Cayman Island        Shell company
            Holding Cayman
            Company LDC

                 Dominion do Brasil      Corp.                 Brasil               Shell company
                 Ltda.

                   DOMA                  Brazilian             Brasil               Bid company
                                         Limitada SRL

        Dominion Armstrong, Inc.         Corp.                 DE                   Holding company

            Armstrong Energy,            L.L.C.                DE                   Future electrical generation
            LLC                                                                     facility

        Domcan NS1ULC                    ULC                   Canada               Special purpose finance entity

        Dominion Black Warrior           Corp.                 AL                   Methane gas production
        Basin, Inc.

        Dominion Cogen, Inc.             Corp.                 VA                   Cogeneration

        Dominion Cogen NY, Inc.          Corp.                 VA                   Cogeneration

            Middle Falls Limited         Part.                 NY                   Small power producer
            Partnership

            NYSD Limited                 Part.                 NY                   Small power producer
            Partnership

            Sissonville Limited          Part.                 NY                   Small power producer
            Partnership

        Dominion Cogen WV, Inc.          Corp.                 VA                   Cogeneration

            Morgantown Energy            Part.                 WV                   Cogeneration plant
            Associates

        Dominion Elwood, Inc.            Corp.                 DE                   Shell company

            Elwood Energy, LLC           LLC                   DE                   Power generation

        Dominion Elwood                  Corp.                 DE                   Marketing of electricity
        Marketing, Inc.

            Elwood Marketing, LLC        LLC                   DE                   Electricity marketing company

        Dominion Elwood Services         Corp.                 VA                   Operation and maintenance
        Company, Inc.                                                               services



                                                         -9-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

        Dominion Energy Company          Corp.                 Cayman Islands       Holding company for international
                                                                                    investments

        Dominion Energy                  Corp.                 VA                   General contractor for Kincaid
        Construction Company

        Dominion Energy                  Corp.                 VA                   Shell company
        Management, Inc.

        Dominion Energy Peru             Corp.                 VA                   Equity holding company/Shell
        Holding, Inc.                                                               company

        Dominion Energy Services         Corp.                 VA                   Operation and maintenance of
        Company, Inc. (DESCO)                                                       services for nonutility power
                                                                                    projects

        Dominion Generating, S.A.        Corp.                 Argentina            Electric power production

            A.V. Holding S.A.            Corp.                 Argentina            Equity holdings

                 Central Termica         Corp.                 Argentina            Electric power production
                 Alto Valle, S.A.

            Patagonia Holding, S.A.      Corp.                 Argentina            Equity holdings

                 Hidroelectrica          Corp.                 Argentina            Electric power production
                 Cerros Colorados

        Dominion Jefferson, Inc.         Corp.                 DE                   Holding company

            Jefferson Energy, LLC        L.L.C.                DE                   Future electrical generation
                                                                                    facility

        Dominion Kincaid, Inc.           Corp.                 VA                   Equity holding company

            Kincaid Generation,          LLC                   VA                   Power generation
            L.L.C.

        Dominion Management              Corp.                 Argentina            Operation and maintenance
        Argentina, S.A.                                                             services

        Dominion Pleasants, Inc.         Corp.                 DE                   Holding company

            Pleasants Energy, LLC        L.L.C.                DE                   Future electrical generation
                                                                                    facility

        Dominion Reserves, Inc.          Corp.                 VA                   Oil & gas development

            Carthage Energy              Corp.                 MI                   Gas marketing company
            Services, Inc.

                 Phoenix Dominion        Corp.                 VA                   Gas marketing company
                 Energy LLC



                                                         -10-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

            Phoenix Dominion             Corp.                 VA                   Gas marketing company
            Energy LLC

            Cypress Energy, Inc.         Corp.                 VA                   Oil & gas development

            Dominion Appalachian         Corp.                 VA                   Oil & gas development
            Development, Inc.

            Dominion Appalachian         LLC                   VA                   Oil & gas development
            Development Properties,
            LLC

            Dominion Gas                 Corp.                 VA                   Natural gas processing
            Processing MI, Inc.

                 Wilderness Energy       Part.                 MI                   Natural gas gathering and
                 Services Limited                                                   processing
                 Partnership

                 Frederic HOF            Part.                 VA                   Natural gas processing
                 Limited Partnership

                 Wilderness Energy,      LC                    MI                   Natural gas gathering and
                 L.C.                                                               processing

                   Wilderness            Part.                 MI                   Natural gas gathering and
                   Energy Services                                                  processing
                   Limited
                   Partnership

            Dominion Midwest             Corp.                 MI                   Oil & gas development
            Energy, Inc.

            Dominion Reserves Gulf       Corp.                 VA                   Offshore exploration/drilling
            Coast, Inc.                                                             investment

            Dominion Reserves -          Corp.                 VA                   Oil and gas development
            Indiana, Inc.

                 GTG Pipeline            Corp.                 VA                   Gas pipeline
                 Corporation

            Great Lakes                  Corp.                 MI                   Gas compression company
            Compression, Inc.

        Dominion Reserves - Utah,        Corp.                 UT                   Methane gas production
        Inc.

        Dominion San Juan, Inc.          Corp.                 VA                   Holding company

            San Juan Partners, LLC       LLC                   TX                   Oil and gas investments

        Dominion Storage, Inc.           Corp.                 VA                   Equity holding company



                                                         -11-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

            Dominion Energy              Corp.                 Canada               Gas exploration and production
            Canada Limited
            (Formerly known as DEI
            Canada Holding
            Company, Inc.)

                 Domcan Boundary         Corp.                 Canada               Holding company
                 Corp. (Formerly
                 known as
                 Remington Energy,
                 Limited)

                   Remington             Part.                 Canada               Owns oil and gas properties
                   Energy
                   Partnership

                   Domcan                Corp.                 Canada               Holding company
                   Boundary
                   Holdings, Ltd.

                     Remington           Part.                 Canada               Owns oil and gas properties
                     Energy
                     Partnership

                   Dangerfield           Corp.                 Canada               Shell company
                   Resources
                   (U.S.A.) Inc.

                   Dangerfield           Corp.                 Canada               Shell company
                   Resources Inc.

                 Domcan East             Corp.                 Canada               Gas and oil exploration
                 Alberta Ltd.
                 (Formerly known as
                 Dominion Energy
                 Canada Ltd.)

        Dominion Energy                  Corp.                 Cayman Island        Shell company
        Interamerican Holding
        Company LDC

            Inversiones Dominion         Corp.                 Bolivia              Equity holding
            Bolivia S.A.

                 Empresa Electrica       Corp.                 Bolivia              Electric power production
                 Corani, S.A.

            DEI Holding Cayman           Corp.                 Cayman Island        Equity holding
            Company Limited

            DEI Interamerican            Corp.                 Cayman Island        Equity holding
            Holding Company
            Limited



                                      -12-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

            Inversiones Dominion         Corp.                 Panama               Shell company
            Panama S.A.

        Dominion Troy, Inc.              Corp.                 DE                   Holding company

            Troy Energy, LLC             L.L.C.                DE                   Future electrical generation
                                                                                    facility

        Kincaid Generation, L.L.C.       LLC                   VA                   Power generation

        Luz Solar Partners Ltd., VII,    Part.                 CA                   Qualifying facility
        L.P.

        Niton US, Inc.                   Corp.                 VA                   Equity holding company

        Remington, L.L.C.                L.L.C.                VA                   Holding company

            Domcan NS1ULC                ULC                   Canada               Special purpose finance entity

        Rumford Cogeneration             Part.                 ME                   Cogeneration
        Company, Ltd.

        Middle Falls Limited             Part.                 NY                   Small power producer
        Partnership

        NYSD Limited Partnership         Part.                 NY                   Small power producer

        Sissonville Limited              Part.                 NY                   Small power producer
        Partnership

        Dominion Energy Canada           Corp.                 Canada               Gas exploration and production
        Limited (Formerly known as
        DEI Canada Holding
        Company, Inc.)

            Domcan Boundary              Corp.                 Canada               Holding company
            Corp. (Formerly known
            as Remington Energy,
            Limited)

                 Remington Energy        Part.                 Canada               Owns oil and gas properties
                 Partnership

                 Domcan Boundary         Corp.                 Canada               Holding company
                 Holdings, Ltd.

                   Remington             Part.                 Canada               Owns oil and gas properties
                   Energy
                   Partnership

                 Dangerfield             Corp.                 Canada               Shell company
                 Resources (U.S.A.)
                 Inc.



                                      -13-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

                 Dangerfield             Corp.                 Canada               Shell company
                 Resources Inc.

            Domcan East Alberta          Corp.                 Canada               Gas and oil exploration
            Ltd. (Formerly known as
            Dominion Energy
            Canada Ltd.)

   Dominion U.K. Holding, Inc.           Corp.                 VA                   Holding company

        DEI UK., Inc.                    Corp.                 VA                   Equity holding

            DR Nottingham                Corp.                 United Kingdom       Financing and holding company
            Investments

            DR Group Holdings            Corp.                 United Kingdom       Financing/holding company

                 DR Nottingham           Corp.                 United Kingdom       Financing and holding company
                 Investments

                 DR Corby Limited        Corp.                 United Kingdom       Holding company

                   East Midlands         Corp.                 United Kingdom       Holding company
                   Electricity
                   Generation
                   (Corby) Limited

                     Corby Power         Corp.                 United Kingdom       Exempt wholesale generator
                     Limited

            Elgar, LLC                   LLC                   VA                   Equity holding

                 DR Group Holdings       Corp.                 United Kingdom       Financing/holding company

                   DR Nottingham         Corp.                 United Kingdom       Financing and holding company
                   Investments

                   DR Corby Limited      Corp.                 United Kingdom       Holding company

                     East Midlands       Corp.                 United Kingdom       Holding company
                     Electricity
                     Generation
                     (Corby) Limited

                       Corby             Corp.                 United Kingdom       Exempt wholesale generator
                       Power
                       Limited

        Dominion Energy U.K., Inc.       Corp.                 VA                   Equity holding

   Virginia Electric and Power           Corp.                 VA                   Electric utility
   Company



                                      -14-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

        Virginia Power Fuel              Corp.                 VA                   Nuclear fuel procurement
        Corporation

        Virginia Power Services, Inc.    Corp.                 VA                   Shell company

            Evantage, Inc.               Corp.                 VA                   Marketing

            VP Property, Inc.            Corp.                 VA                   Marketing

            Virginia Power Energy        Corp.                 VA                   Marketing
            Marketing

            Virginia Power Services      Corp.                 VA                   Marketing
            Energy Corp., Inc.

            Virginia Power Nuclear       Corp.                 VA                   Nuclear management and
            Services Company                                                        operations services

        VPS Communications, Inc.         Corp.                 VA                   Telecommunication services

   Dominion Generation, Inc.             Corp.                 VA                   Electric power generation holding
                                                                                    company

        Dominion Equipment, Inc.         Corp.                 VA                   Holding company (synthetic lease
                                                                                    - land/turbines)

        Dominion Lincoln, Inc.           Corp.                 VA                   Holding company

            Lincoln Generation,          L.L.C.                DE                   Kincaid generation expansion
            L.L.C.

        Lincoln Generation, L.L.C.       L.L.C.                DE                   Kincaid generation expansion

   Dominion Resources Services,          Corp.                 VA                   Services company
   Inc.

   Consolidated Natural Gas              Corp.                 DE                   Holding company
   Company

        Consolidated Natural Gas         Corp.                 DE                   Service company
        Service Company, Inc.

        CNG Transmission                 Corp.                 DE                   Owns and operates a regional
        Corporation                                                                 interstate pipeline system

            CNG Iroquois, Inc.           Corp                  DE                   Owns general partnership interest

        The East Ohio Gas Company        Corp.                 OH                   Local gas distribution company

        The Peoples Natural Gas          Corp.                 PA                   Local gas distribution company
        Company

        Hope Gas, Inc.                   Corp.                 WV                   Local gas distribution company

        Virginia Natural Gas, Inc.       Corp.                 VA                   Local gas distribution company



                                      -15-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

        Consolidated System LNG          Corp.                 DE                   Former owner of interest in a
        Company                                                                     liquified natural gas facility

        CNG Financial Services, Inc.     Corp.                 DE                   Formed to finance gas-utilizing
                                                                                    equipment

        CNG Coal Company                 Corp.                 DE                   Acquired Coal Properties

        CNG Research Company             Corp.                 DE                   Administers proprietary research
                                                                                    activities

        CNG Power Services               Corp.                 DE                   Marketing electric power at
        Corporation                                                                 wholesale or to large end-users

        CNG Producing Company            Corp.                 DE                   Gas and oil exploration and
                                                                                    production

            CNG Pipeline Company         Corp.                 TX                   Holds a 3.3% interest in a pipeline

        CNG International                Corp.                 DE                   Engages in energy related
        Corporation                                                                 activities outside the U.S.

            CNG Cayman One Ltd.          Corp.                 Cayman Islands       Holds interests in Australian
                                                                                    Investments

                 CNGI Australia          Corp.                 Australia            Holds interest in Epic Energy Pty
                 PTY Limited                                                        Ltd

                   Epic Energy PTY       Corp.                 Australia            Owns gas pipelines in eastern
                   LTD                                                              Australia

            DBNGP Finance                Corp.                 Australia            Interest in CNG Cayman Island
            Company LLC                                                             Two Ltd.  Acquisition Financing

                 CNG Cayman Two          Corp.                 Cayman Islands       Holds interests in Australian
                 Ltd.                                                               investments

                   CNG Labuan One        Corp.                 Malaysia             Equity interest in Epic Energy
                   Limited                                                          Australia Trust

                     Epic Energy         Trust                 Australia            Owns gas pipelines in western
                     Australia Trust                                                Australia

            CNG Cayman Three             Corp.                 Cayman Islands       Holds interests in utility
            Ltd.                                                                    companies in South America

                 CNG Argentina           Corp.                 Argentina            Intermediate Holding Company
                 S.A.

                 Sodigas Pampeana        Corp.                 Argentina            Intermediate Holding Company
                 S.A.

                   Camuzzi Gas           Corp.                 Argentina            Owns and operates gas
                   Pampeana S.A.                                                    distribution concession



                                      -16-




Name of Company                          Organization          State/Country        Type of Business
--------------------------------         ---------------       ----------------     ---------------------------------

                 Sodigas Sur S.A.        Corp.                 Argentina            Intermediate Holding Company

                   Camuzzi Gas Del       Corp.                 Argentina            Owns and operates gas
                   Sur S.A.                                                         distribution concession

            Buenos Aires Energy          Corp.                 Argentina            Intermediate Holding Company
            Company

                 Invesora Electria de    Corp.                 Argentina            Intermediate Holding Company
                 Buenos Aires S.A.

                   Empresa               Corp.                 Argentina            Electric distribution company
                   Distribuidora de
                   Energia Atlantica
                   S.A.

        CNG Main Pass Gas                Corp.                 DE                   Partnership interest in ownership
        Gathering Corporation                                                       and operation of gas gathering
                                                                                    pipeline

        CNG Oil Gathering                Corp.                 DE                   Partnership interest in ownership
        Corporation                                                                 and operation of oil gathering
                                                                                    pipeline

        CNG Field Services               Corp.                 DE                   Natural Gas Storage Services and
        Company                                                                     Field Services

        CNG Power Company                Corp.                 DE                   Power generating entities

            CNG Market Center            Corp.                 DE                   Partnership interest in gas hub
            Services, Inc.                                                          services

            CNG Kauai, Inc.              Corp.                 DE                   Developing electric generation
                                                                                    facility in Hawaii

            Granite Road Cogen,          Corp.                 TX                   Partnership interest in
            Inc.                                                                    cogeneration facility

        CNG Products and Services,       Corp.                 DE                   Markets energy-related services
        Inc.

            CNG Technologies, Inc.       Corp.                 DE                   Partnership interest in gas
                                                                                    industry fund

        CNG Telecom, Inc.                Corp.                 DE                   Inactive

        CNG Retail Services              Corp.                 DE                   Markets natural gas at retail
        Corporation

                                    Signature
                                  ------------

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Richmond and the State of Virginia on the 28th day of January, 2000.

                         Dominion Resources, Inc.

                         By:  /s/ Thomas N. Chewning
                              -----------------------------------
                              Name:  Thomas N. Chewning
                              Title: Executive Vice President and Chief
                                     Financial Officer
(SEAL)
Attest:

/s/ Patricia A. Wilkerson
-------------------------------------
Name:   Patricia A. Wilkerson
Title:  Vice President and Corporate Secretary


                                  Verification
                                 ---------------

State of Virginia
                     ss.:
City of Richmond

     The undersigned being duly sworn deposes and says that she or he has duly executed the attached notification of registration dated January 28, 2000 for and on behalf of Dominion Resources, Inc.; that she or he is Executive Vice President and Chief Financial Officer of such company, and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that she or he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of her or his knowledge, information and belief.

                                      /s/ Thomas N. Chewning
                                      --------------------------------
                                      Name:   Thomas N. Chewning
                                      Title:  Executive Vice President

(OFFICIAL SEAL)
Subscribed and sworn to before me at this 28th day of January, 2000.

/s/ W.H. Riggs
--------------------------------
Name:  W.H. Riggs
Title:  Assistant Corporate Secretary

My commission expires on Feb. 28, 2002.